Exhibit 99.1

FOR IMMEDIATE RELEASE

Green Plains Sells Remaining 50% of Green Plains Cattle Company for $80 Million

OMAHA, Neb., Oct. 13, 2020 (GLOBE NEWSWIRE)  Green Plains Inc. (NASDAQ:GPRE) today announced the sale of its remaining 50% joint venture interest in Green Plains Cattle Company LLC to a group of investment funds that include AGR Partners and StepStone Group, among others, for approximately $80 million, plus closing adjustments. The transaction was signed on October 9, 2020 with an effective date of October 1, 2020.

“With the sale of our remaining ownership in Green Plains Cattle Company, combined with our recent quarterly distribution and earnings bonus from performance of the cattle business, we have added approximately $96 million of liquidity to our balance sheet. This sale allows us to redeploy capital to support our long-term objective of building a technology focused biorefining platform, producing sustainable, high-value, high-protein ingredients the market needs,” said Todd Becker, president and chief executive officer.

Green Plains entered the cattle feeding industry in June 2014, with the purchase of Supreme Cattle Feeders, a 70,000-head feedyard in Kismet, Kan. Over the past six years, Green Plains Cattle Company grew to become the fourth largest cattle feeder in the United States with a total capacity of more than 355,000 head of cattle across six feedlots in Colorado, Kansas and Texas.

“This transaction further streamlines our business to focus on the transformation to a world-class provider of high value ingredients, which includes the deployment of high protein technology as a natural line extension to our platform. The proceeds from the sale and distribution, coupled with our previously announced tax refund and $75 million in protein financing, will add nearly $225 million of liquidity to Green Plains, or over half the remaining amount needed to fund the build-out of high protein technology,” added Becker.

As part of the transaction, Todd Becker will remain on the board of directors of Green Plains Cattle Company for the next year to assist in the transition.

About Green Plains Inc.
Green Plains Inc. (NASDAQ:GPRE) is a diversified commodity-processing business with operations that include corn processing, grain handling and storage and commodity marketing and logistics services. The company is one of the leading corn processors in the world and, through its adjacent businesses, is focused on the production of sustainable biofuels and sustainable high protein and novel feed ingredients. Green Plains owns a 48.9% limited partner interest and a 2.0% general partner interest in Green Plains Partners LP. For more information about Green Plains, visit www.gpreinc.com.

Green Plains Inc. Contacts

Investors: Phil Boggs | Senior Vice President, Investor Relations & Treasurer | 402.884.8700 | phil.boggs@gpreinc.com

Media: Leighton Eusebio | Manager, Public Relations | 402.952.4971 | leighton.eusebio@gpreinc.com

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